Exhibit 99.1

China Integrated Energy Announces Lease Termination of Four Gas Stations in Shaanxi Province

XI'AN, China, April 20, 2011 -- China Integrated Energy, Inc. (Nasdaq: CBEH) (the “Company”), a leading non-state-owned integrated energy company in the People's Republic of China, today announced that four gas station leases entered into in 2008 have been terminated by the Shaanxi Highway Service Co., Ltd. (“Shaanxi Highway”), reducing the total number of the Company’s gas stations from thirteen to nine. Shaanxi Highway has recalled all of the 32 gas stations that are currently being leased by the Shaanxi Highway to third parties, including the four gas stations leased by the Company.

On May 20, 2008, the Company leased four gas stations for operation from Shaanxi Highway. The annual lease payment for each gas station was approximately $437,000 (RMB 3,000,000). The Company was required to make the lease payments for all four gas stations in advance in five-year increments. The first five-year aggregate lease payment of $8,747,631 (RMB 60,000,000) has been paid by the Company to the Shaanxi Highway.

Each gas station will be inspected by Shaanxi Highway, and upon its approval, the Company will receive the pro-rated portion of the prepaid lease payment by April 30, 2011.  The Company expects the aggregate returned amount to be approximately $3,970,496 (RMB 26,000,000).

"As mentioned in my letter to shareholders on March 23, 2011, since early 2010, the cost of acquiring or leasing retail gas stations has escalated significantly in China, primarily as a result of increased competition to buy gas stations from state-owned petroleum companies working in cooperation with foreign entities," said Mr. Gao Xincheng, Chief Executive Officer of China Integrated Energy, Inc. "Given the fierce competition that exists now in the retail gas station market in China, we will continue to evaluate organic and acquisition opportunities in all three of our business segments - biodiesel production, wholesale distribution and retail gas stations – to prudently deploy available resources to achieve the greatest investment return."

Addresses and Maps to Nine Gas Stations

Listed below are the remaining 9 gas stations. The Company has displayed maps to identify the location of each gas station on its website. The link to the maps is:

http://www.chinaintegratedenergy.com/business-units/retail-gas-stations/maps

1	Xinyuan Gas Station	Xinhua Village, Disai Town, Baqiao District, Xi’an, Shaanxi Province, China
2	Lantian Gas Station	Xihou Village, Hongqing Community, Baqiao District, Xi’an, Shaanxi Province, China
3	Fangwei Road Gas Station	Fangwei Road, Xi’an, Shaanxi Province, China
4	Chan’an Lanlian Gas station	Section Weiqubeiyuan, Chang’an South Road, Xi’an, Shaanxi Province, China
5	Andong Gas Station	Liu Village North, Baling Town, Baqiao District, Xi’an, Shaanxi Province, China
6	Jindou Gas Station	Xihu Road, Xi’an, Shaanxi Province, China
7	Huafu Gas Station	Hongguang Road, Xi’an, Shaanxi Province, China
8	Jinzheng Gas Station	Southern section of Changhong Road, Qindu District, Xianyang, Shaanxi Province, China
9	Shenmu Gas Station	Shenmu County, Yulin City, Shaanxi Province ,China

Terminated Four Gas Stations

Northern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China
Southern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China
Northern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xiyu Expressway, Shaanxi Province, China
Southern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xihan Expressway, Shaanxi Province, China

About China Integrated Energy, Inc.

China Integrated Energy, Inc. is a leading non-state-owned integrated energy company in China engaged in three business segments: the production and sale of biodiesel, the wholesale distribution of finished oil and heavy oil products, and the operation of nine retail gas stations. The Company operates at 200,000-ton biodiesel production capacity with two plants located in Tongchuan City, Shaanxi Province and one plant in Chongqing City, China. The Company utilizes a distribution network covering 16 provinces and municipalities, established over the past 11 years, to distribute both heavy oil and finished oil, including gasoline, petro-diesel and biodiesel. For additional information on the Company please visit http://www.chinaintegratedenergy.com.

An online investor kit including a company presentation, press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.chinaintegratedenergy.com. To subscribe to future releases via e-mail alert, visit http://www.chinaintegratedenergy.com/alerts

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements. For example, statements about the future use of the proceeds are forward looking and subject to risks. China Integrated Energy, Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission on forms 10-K, 10-Q and 8-K, in its annual report to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, risks outlined in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

China Integrated Energy, Inc. Susan Zhou Vice President, Investor Relations Tel: +1-305-393-5536 Email: susan.zhou@cbeh.net.cn Web: http://www.chinaintegratedenergy.com